UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 9, 2019

GlobalSCAPE, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33601	74-2785449
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4500 Lockhill Selma Road, Suite 150, San Antonio, Texas		78249
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (210) 308-8267

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.001 par value	GSB	NYSE American LLC

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 14, 2019, GlobalSCAPE, Inc. (the “Company”) entered into an executive employment agreement (the “Agreement”) with Robert Alpert, the Company’s Interim Chief Executive Officer, effective as of April 1, 2019, which was the Company’s standard form executive employment agreement. Pursuant to the terms of the Agreement, the Company has agreed to retain Mr. Alpert for an initial term of one (1) year in his current position as Interim Chief Executive Officer of the Company. The Agreement will automatically renew for additional one year periods, unless the Agreement is cancelled by the Company or by Mr. Alpert at least 90 days prior to the end of any such one year term or it is earlier terminated as otherwise provided for in the Agreement.

Mr. Alpert is entitled to receive a base salary of $375,000, equal to the salary of Matt Goulet, the Company’s former Chief Executive Officer prior to his passing, and other compensation to be determined from time to time by the Company in its sole discretion. If Mr. Alpert’s employment is terminated for Cause, upon Death or Disability, or as a Voluntary Resignation (as those terms are defined in the Agreement), the Company will pay Mr. Alpert any accrued and unpaid base salary, unused vacation time, unreimbursed expenses and accrued benefits, all as of the date of termination. If Mr. Alpert’s employment is terminated Without Cause, for Good Reason upon a Change in Control (as those terms are defined in the Agreement) or upon non-renewal, the Company will pay Mr. Alpert an amount equal to six months of his annual base salary and any bonus he would have received, prorated. If Mr. Alpert’s employment is terminated within one year following a Change in Control, Without Cause, upon non-renewal or for Good Reason, the Company will pay Mr. Alpert an amount equal to twelve months of his annual base salary and any bonus he would have received, prorated. In addition, Mr. Alpert is entitled to receive a one-time grant of options to purchase 300,000 shares of the Company’s common stock.

The foregoing description of the Agreement is a summary only and is qualified in its entirety by the full text of the Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On May 9, 2019, the Company held its 2019 annual meeting of stockholders (the “Annual Meeting”). The results of the matters voted on at the Annual Meeting, based on the presence in person or by proxy of holders of record of 15,700,713 of the 17,187,515 shares of the Company’s common stock entitled to vote as of March 12, 2019, the record date, were as follows:

1.	The election of Dr. Thomas E. Hicks to serve as a director for a term of three years and until his successor is duly elected and qualifies was approved as follows:
	For	Withheld	Broker Non-Votes
Dr. Thomas E. Hicks	10,636,766	190,520	4,873,427

2.	The stockholders ratified the appointment of Weaver and Tidwell, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019. The voting results were as follows:
For	Against	Abstain	Broker Non-Votes
15,511,404	22,926	166,383	--

3.	The stockholders approved, by advisory vote, a resolution on executive compensation. The voting results were as follows:

For	Against	Abstain	Broker Non-Votes
10,479,799	320,300	27,187	4,873,427

Item 9.01	Financial Statements and Exhibits.

(d)       Exhibits

Exhibit No.	Description

10.1	Employment Agreement between the Company and Robert Alpert, dated May 14, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBALSCAPE, INC.

Dated: May 14, 2019	By:	/s/ Karen J. Young
		Name:	Karen J. Young
		Title:	Chief Financial Officer